Exhibit 1(s)

BLACKROCK BOND FUND, INC.

Articles Supplementary

BLACKROCK BOND FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended, with the authority to issue Four Billion Eight Hundred Million (4,800,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock Total Return Fund
Investor A Common Stock	450,000,000
Investor A1 Common Stock	50,000,000
Investor B Common Stock	250,000,000
Investor B1 Common Stock	50,000,000
Investor B2 Common Stock	50,000,000
Investor C Common Stock	100,000,000
Investor C1 Common Stock	100,000,000
Investor C2 Common Stock	50,000,000
Institutional Common Stock	500,000,000
Class R Common Stock	250,000,000
Service Common Stock	50,000,000
Class K Common Stock	1,000,000,000

Common Stock	1,900,000,000

Total:	4,800,000,000

All shares of all classes of the capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Four Hundred Eighty Million Dollars ($480,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby reclassifies Five Hundred Million (500,000,000) authorized but unissued shares of Common Stock as BlackRock Total Return Fund Institutional Common Stock.

THIRD: After the reclassification of authorized but unissued shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue Four Billion Eight Hundred Million (4,800,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock Total Return Fund
Investor A Common Stock	450,000,000
Investor A1 Common Stock	50,000,000
Investor B Common Stock	250,000,000
Investor B1 Common Stock	50,000,000
Investor B2 Common Stock	50,000,000
Investor C Common Stock	100,000,000
Investor C1 Common Stock	100,000,000
Investor C2 Common Stock	50,000,000
Institutional Common Stock	1,000,000,000
Class R Common Stock	250,000,000
Service Common Stock	50,000,000
Class K Common Stock	1,000,000,000

Common Stock	1,400,000,000

Total:	4,800,000,000

All shares of all classes of the capital stock of the Corporation will have a par value of Ten Cents ($0.10) per share and an aggregate par value of Four Hundred Eighty Million Dollars ($480,000,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

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IN WITNESS WHEREOF, BLACKROCK BOND FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 30th day of November 2017.

Attest:	BLACKROCK BOND FUND, INC.
By: /s/ Benjamin Archibald	By: /s/ John M. Perlowski
Name: Benjamin Archibald	Name: John M. Perlowski
Title: Secretary	Title: President and Chief Executive Officer

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